                        [PRIDE INTERNATIONAL LETTERHEAD]


                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                       Contact: Paul A. Bragg
                                                     Earl W. McNiel
                                                     (713) 789-1400

        PRIDE INTERNATIONAL REPORTS QUARTERLY EARNINGS OF $.09 PER SHARE
                  BEFORE SPECIAL CHARGES AND EXTRAORDINARY ITEM

         HOUSTON, TEXAS, FEBRUARY 26, 2002 - Pride International, Inc. (NYSE:
PDE) reported net earnings for the fourth quarter of 2001 of $3,130,000, or $.02 per share, on revenues of $362,544,000. Results for the quarter include a charge of $6,941,000, net of estimated income taxes, to reduce the carrying value of the Company's net monetary assets in Argentina, an increase in amortization of deferred financing costs of $2,148,000, net of estimated income taxes, and an extraordinary gain of $768,000 related to the early extinguishment of approximately $38,754,000 accreted value of the Company's zero coupon convertible subordinated debentures. Excluding the special charge, the increased amortization and the extraordinary item, net earnings were $11,451,000, or $.09 per share. For the same period in 2000, Pride reported net earnings of $28,507,000 or $.22 per share, on revenues of $362,132,000.

         For the year ended December 31, 2001, net earnings were $91,206,000, or $.68 per share, on revenues of $1,512,895,000. Full year results include a charge for pooling and merger-related costs of $35,766,000, before estimated income taxes, a charge of $6,941,000, net of estimated income taxes, to write down the carrying value of the Company's net monetary assets in Argentina, an increase in amortization of deferred financing costs of $2,148,000, net of estimated income taxes, and an extraordinary gain from debt extinguishment of $1,332,000. Excluding the special charges, the increased amortization and extraordinary item, net earnings were $125,024,000, or $.86 per share. For the year ended December 31, 2000, net earnings were $49,001,000, or $.39 per share, on revenues of $1,173,038,000.

         Revenues and earnings in the fourth quarter of 2001, on a sequential basis, reflected general weakness in drilling and workover activity and the corresponding deterioration in day rates relative to earlier quarters of 2001. The Company has experienced particularly weak conditions in the Gulf of Mexico jackup market as low natural gas prices and high natural gas inventory storage levels have resulted in reduced demand for rig services. Average utilization of the Company's Gulf of Mexico jackup fleet during the fourth quarter of 2001 decreased to 43% from 98% during the fourth quarter of 2000, and from 80% during the third quarter of 2001. Average day rates during the quarter decreased to $28,600 from $34,700 during the prior year fourth quarter and $42,000 during the third quarter of 2001.

         Additionally, results for the Company's international land operations declined sequentially, driven by reduced activity, particularly in Argentina and Venezuela. Average effective utilization of the Company's land drilling rig fleet during the fourth quarter of 2001 decreased to 73% from 87% during the fourth quarter of 2000, and from 84% during the third quarter of 2001. Average revenues per day during the quarter for the land drilling rig fleet decreased to $14,300 from $15,700 during the fourth quarter 2000, but were up from $13,500 during the third quarter of 2001.

         Pride's international offshore operations benefited from the start-up in late June and late July of the Pride Carlos Walter and the Pride Brazil, two newly-built deepwater semisubmersibles, and the commencement of new, higher day rate contracts for two additional semisubmersibles. During the fourth quarter of 2001, the Company experienced full utilization of its seven high-specification deepwater floaters. The Company's four mid-water depth semisubmersibles worked at 59% utilization, as three of the four units experienced idle days related to periodic surveys and routine maintenance, equipment upgrades and mobilizations. All four units are under contract. The Company expects utilization of these four units to be approximately 50% during the first quarter of 2002 as planned maintenance and deployments are concluded, and approximately 75% for the balance of 2002.

         During 2001, approximately 25% of Pride's consolidated revenues were derived from its land-based operations in Argentina, which is currently experiencing a political and economic crisis that has resulted in significant changes in general economic policies and regulations. Over the past several weeks, new economic measures have been adopted by the Argentine government, including abandoning the country's fixed dollar-to-peso exchange rate, requiring private sector, dollar-denominated loans and contracts to be paid in pesos and placing restrictions on the convertibility of the Argentine peso. As a result, the Company recorded a charge in the fourth quarter of 2001 of $6,941,000, net of estimated income taxes, to reduce the carrying value of the Company's net monetary assets in Argentina. The Argentine government has also recently announced its intent to impose a 20% tax on oil exports effective March 1, 2002. Pride believes that if the Argentine government follows through with enactment of the oil export tax, such action will likely have a negative affect on oil production in Argentina and accordingly, have a negative effect on demand in the near term for the Company's services. Because economic conditions in Argentina continue to be unstable, further devaluation of the Argentine peso may occur and other economic measures may be adopted.

         In the fourth quarter of 2001, the Company increased the amortization of deferred financing costs by $2,148,000, net of estimated income taxes, to reflect amortization of such costs associated with its two publicly traded issues of zero coupon convertible debentures (the "Zeros") over the remaining period to each respective put date. The aggregate accreted value of the Zeros at December 31, 2001 was $446,120,000. The Company will become obligated to purchase the debentures, at the option of the holders, in whole or in part, in January and April of 2003. The effective conversion price of each issue on such "put" dates are approximately $29.43 per share and $35.85 per share, respectively. The last sale price for the Company's common stock on the New York Stock Exchange on February 25, 2002 was $13.55 per share. Based on current market conditions, Pride believes that it will likely be required to purchase both issues of Zeros on their respective "put" dates.

         In September 2001, Pride completed its acquisition of Marine Drilling Companies, Inc. in a merger that was accounted for as a "pooling-of-interests". Accordingly, results for each of the periods discussed above are presented on a consolidated basis, as if the merger had been completed on the first day of each period.

         With the current weakness in the Gulf of Mexico jackup market, Pride expects that results for its domestic offshore segment will continue to decline in the first quarter of 2002 and to decline further in the second quarter. The Company's outlook reflects a modest recovery in conditions throughout the balance of 2002. Pride expects that results for its international land-based segment will decline in the first quarter of 2002, due to lower expected activity levels in Argentina and Venezuela resulting from the political and economic crisis in those Latin American countries. With the start-up of its land-based operations in Chad, results for its international land-based operations should improve in the second quarter of 2002 and throughout the balance of the year. International offshore results should be slightly lower in the first quarter of 2002 as the Company concludes the scheduled inspections, maintenance and deployment of its mid-water depth semisubmersibles. All four of these units are currently contracted. The Company believes that these units will work at approximately 50% utilization in the second quarter and approximately 75% utilization over the balance of 2002.

         Based on the foregoing, Pride expects that its net earnings for the first quarter of 2002 will be essentially "break-even", and will improve to $.08-$.10 per share for the second quarter and $.30-$.35 per share for the year ended 2002. Such expectations do not envision a meaningful recovery in the Gulf of Mexico in 2002.

         As of December 31, 2001, Pride had net working capital of $86.6 million and its current ratio, the ratio of current assets to current liabilities, was
1.3. The Company had $114.4 million of cash and cash equivalents and total availability under its revolving credit facilities of $155.0 million. Pride expects to generate approximately $300.0 million of cash from operations in 2002 and has scheduled debt maturities of approximately $100.0 million and planned capital expenditures of approximately $75.0 million for the year. In addition, the Company plans to raise $250-$300 million from pending financing transactions, the net proceeds from which are intended to be used for debt reduction, in particular to retire outstanding Zeros. The Company believes that cash generated from operations, borrowing availability under its credit facilities and the net proceeds from its pending financing transactions will be adequate to fund normal ongoing capital expenditures, working capital and debt service requirements, including the anticipated purchase of its outstanding Zeros, for the foreseeable future.

         The Company evaluates from time-to-time a reorganization of the Company that would result in a change in its corporate domicile from Delaware to an offshore jurisdiction similar to those announced or completed by several of Pride's competitors in the contract drilling industry.

         Pride will host a conference call at 9:00 a.m. central time on Wednesday, February 27, 2002, to further discuss earnings for the quarter and year. Individuals who wish to participate in the conference call may do so by dialing (888) 396-9185 in the United States or (712) 271-0141, worldwide. The conference leader will be Paul Bragg and the password is "Pride". In addition, the conference call will be broadcast live, on a listen-only basis, over the Internet at http://www.videonewswire.com/. A replay of the conference call, as well as an update of the contract status of the Company's rig fleet, historical financial statement and segment information, and supplemental operating statistics, will be available on Pride's corporate web site at http://www.prideinternational.com.

         Pride International, Inc. headquartered in Houston, Texas, is one of the world's largest drilling contractors. The Company provides onshore and offshore drilling, workover and related services in more than 20 countries, operating a diverse fleet of 328 rigs, including two ultra-deepwater drillships, 12 semisubmersible rigs, 35 jackup rigs, and 29 tender-assist, barge and platform rigs, as well as 250 land rigs.

         The information in this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements include statements concerning results of operations for 2002 (including earnings per share for the first quarter and full year 2002, cash from operations in 2002, utilization of rigs and contract status in 2002 and the commencement of operations in Chad), future capital expenditures, planned financing transaction s and repayment of debt. Such statements are subject to a number of risks, uncertainties and assumptions, including without limitation general economic and business conditions, prices of oil and gas and expectations about future prices, foreign exchange controls and currently fluctuations, political stability in the countries in which Pride operates, the business opportunities (or lack thereof) that may be presented to and pursued by Pride, changes in laws and regulations, and other factors described in Pride's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC's website at www.sec.gov. Pride cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in these statements.

                            PRIDE INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                                   THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                                      DECEMBER 31,                       DECEMBER 31,
                                                             ------------------------------  -----------------------------------
                                                                  2001            2000             2001               2000
                                                             --------------- --------------  ----------------   ----------------
Revenues                                                     $     362,544   $   362,132     $    1,512,895     $    1,173,038
Operating costs                                                    232,568       221,160            902,267            722,303
                                                             --------------- --------------  ----------------   ----------------
Gross margin                                                       129,976       140,972            610,628            450,735
Depreciation and amortization                                       51,419        46,415            198,928            174,570
Selling, general and administrative                                 24,504        26,256            100,309             95,528
Merger and pooling costs                                                --            --             35,766                 --
                                                             --------------- --------------  ----------------   ----------------
Earnings from operations                                            54,053        68,301            275,625            180,637
                                                             --------------- --------------  ----------------   ----------------
Other income (expense)
        Interest expense                                           (34,848)      (26,312)          (116,785)          (102,233)
        Interest income                                              1,697         5,361             11,148             12,682
        Other income (expense), net                                (13,284)          916            (15,375)             3,655
                                                             --------------- --------------  ----------------   ----------------
          Total other income (expense), net                       (46,435)      (20,035)           (121,012)           (85,896)
                                                             --------------- --------------  ----------------   ----------------
Earnings before income taxes & minority interest                     7,618        48,266            154,613             94,741
Income tax provision                                                   605        17,759             49,231             34,928
Minority interest                                                    4,651         2,000             15,508             10,812
                                                             --------------- --------------  ----------------   ----------------
Net earnings before extraordinary item                               2,362        28,507             89,874             49,001
Extraordinary gain                                                     768            --              1,332                 --
                                                             --------------- --------------  ----------------   ----------------
Net earnings                                                 $       3,130   $    28,507     $       91,206     $       49,001
                                                             =============== ==============  ================   ================
Net earnings per share before extraordinary item
         Basic                                               $        0.02   $      0.23     $         0.68     $         0.40
         Diluted                                             $        0.02   $      0.22     $         0.67     $         0.39
Net earnings per share after extraordinary item
         Basic                                               $        0.02   $      0.23     $         0.69     $         0.40
         Diluted                                             $        0.02   $      0.22     $         0.68     $         0.39
Weighted average shares outstanding
         Basic                                                     132,829       125,746            131,630            123,037
         Diluted                                                   133,717       128,034            133,341            126,663

                            PRIDE INTERNATIONAL, INC.
                          RESULTS BY OPERATING SEGMENT
                                 (in thousands)
                                   (Unaudited)



                                                                   THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                                      DECEMBER 31,                       DECEMBER 31,
                                                             ------------------------------  -----------------------------------
                                                                  2001            2000             2001               2000
                                                             --------------- --------------  ----------------   ----------------
Revenues
     United States offshore                                  $      53,379    $     107,322   $      418,877    $      327,368
     International offshore                                        157,086          104,410          507,826           395,336
     International land                                            116,675          118,887          443,691           364,461
     E&P services                                                   35,404           31,513          142,501            85,873
                                                             --------------   -------------   ---------------   ----------------
         Total revenues                                            362,544          362,132        1,512,895         1,173,038
                                                             --------------   -------------   ---------------   ----------------
Operating Costs
     United States offshore                                         43,848           51,678          215,112           183,348
     International offshore                                         74,386           62,273          263,095           209,349
     International land                                             86,726           85,705          315,576           268,832
     E&P services                                                   27,608           21,504          108,484            60,774
                                                             --------------   -------------   ---------------   ----------------
         Total operating costs                                     232,568          221,160          902,267           722,303
                                                             --------------   -------------   ---------------   ----------------

Gross Margin
     United States offshore                                          9,531           55,644          203,765           144,020
     International offshore                                         82,700           42,137          244,731           185,987
     International land                                             29,949           33,182          128,115            95,629
     E&P services                                                    7,796           10,009           34,017            25,099
                                                             --------------   -------------   ---------------   ----------------
         Total gross margin                                  $     129,976    $     140,972   $      610,628    $      450,735
                                                             ==============   =============   ===============   ================

                            PRIDE INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                                                   DECEMBER 31,           DECEMBER 31,
                                                                                       2001                   2000
                                                                                -------------------   ---------------------
                                                                                   (Unaudited)
                                     ASSETS
CURRENT ASSETS
         Cash and cash equivalents                                              $       114,388       $        127,678
         Trade receivables, net                                                         333,433                284,761
         Parts and supplies                                                              59,720                 54,448
         Prepaid expenses and other current assets                                      124,599                 68,599
                                                                                -------------------   ---------------------
                  Total current assets                                                  632,140                535,486
                                                                                -------------------   ---------------------
PROPERTY AND EQUIPMENT, net                                                           3,371,159              2,621,365
                                                                                -------------------   ---------------------
OTHER ASSETS
         Investments in and advances to affiliates                                       26,524                 59,420
         Goodwill                                                                        64,656                 51,940
         Other assets                                                                   111,211                 69,422
                                                                                -------------------   ---------------------
                  Total other assets                                                    202,391                180,782
                                                                                -------------------   ---------------------
                                                                                $     4,205,690       $      3,337,633
                                                                                ===================   =====================
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
         Accounts payable                                                       $       188,686       $        148,246
         Accrued expenses                                                               203,527                151,270
         Short-term borrowings                                                           42,379                 22,135
         Current portion of long-term debt                                               99,850                 85,286
         Current portion of long-term lease obligations                                   2,643                  4,267
                                                                                -------------------   ---------------------
                  Total current liabilities                                             537,085                411,204
                                                                                -------------------   ---------------------
OTHER LONG-TERM LIABILITIES                                                             128,293                 82,639
LONG-TERM DEBT, net of current portion                                                1,624,888              1,219,638
LONG-TERM LEASE OBLIGATIONS, net of current portion                                      14,997                 17,682
DEFERRED INCOME TAXES                                                                   137,214                112,541
MINORITY INTEREST                                                                        66,107                 50,599
SHAREHOLDERS' EQUITY                                                                  1,697,106              1,443,330
                                                                                -------------------   ---------------------
                                                                                $     4,205,690       $      3,337,633
                                                                                ===================   =====================